For Immediate Release
BofI Holding, Inc. Announces Record First Quarter Net Income, Up 35.5%
Diluted EPS increases 26.9%; Assets Reach $3,284 Million

SAN DIEGO, CA - (MARKETWIRE) - November 5, 2013 - BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the first fiscal quarter ended September 30, 2013. Net income was a record $12.2 million, an increase of 35.5% over net income of $9.0 million for the quarter ended September 30, 2012. Earnings attributable to BofI's common stockholders were $12.1 million or $0.85 per diluted share for the first quarter of fiscal 2014, an increase of 26.9% from $8.9 million or $0.67 per diluted share for the first quarter ended September 30, 2012.
Core earnings, which exclude the after-tax impact of gains and losses associated with our securities portfolio, increased 31.4% to $12.0 million for the quarter ended September 30, 2013 compared to $9.2 million for the quarter ended September 30, 2012.

First Quarter Fiscal 2014 Financial Summary:

	Three Months Ended September 30,
(Dollars in thousands)	Q1 Fiscal 2014	Q1 Fiscal 2013	YOY Change
Net Interest Income	$28,110	$22,485	25.0%
Non-Interest Income	$6,976	$6,761	3.2%
Net Income	$12,182	$8,989	35.5%
Core Earnings[1]	$12,025	$9,150	31.4%
Net Income Attributable to Common Stockholders	$12,104	$8,912	35.8%
Diluted EPS	$0.85	$0.67	26.9%

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1 Core earnings is a non-GAAP measure that excludes realized and unrealized gains and losses, net of taxes, associated with our securities portfolios.

“We are pleased to report record earnings for the seventh consecutive quarter and continued best-in-class earnings per share growth driven by margin expansion, asset growth and steady non-interest income. Our single family, multifamily and commercial lending groups delivered healthy origination volumes this quarter and we ended the quarter with loan pipelines that are at or near record levels. Although mortgage banking revenue declined this quarter, our non-interest income held up well demonstrating the diversity and resiliency of our sources of non-interest income. We have an exciting pipeline of new prepaid sponsorship opportunities under contract or in advanced discussions. We recently crossed over the half a billion dollar mark in business deposits and, this quarter we completed our acquisition of approximately $173 million in deposits from Principal Bank including $142 million in checking, savings and money market accounts and $31 million in time deposit accounts, further bolstering our growing deposit base," stated Mr. Greg Garrabrants, President and Chief Executive Officer. “Diluted earnings per share for the quarter ended September 30, 2013 grew 26.9% compared to the first fiscal quarter last year. The Company's net interest margin increased 16 bps to 3.86% for the quarter ended September 30, 2013 over the prior year first quarter. Our strong loan quality continued its impressive improvement with annualized net charge offs to average loans declining to 2 basis points for the first quarter of fiscal 2014, down from 42 basis points for the first quarter of fiscal 2013. Non-performing assets to total assets also continued to decrease, coming from 82 basis points at September 30, 2012 down to 55 basis points at September 30, 2013."

Other Highlights:

•	Total assets reached $3,284.2 million, up $666.9 million or 25.5% compared to September 30, 2012

•	Loan portfolio grew by $520.0 million or 27.2% compared to September 30, 2012

•	Loan originations for the three months ended September 30, 2013 were $657.4 million, up 23.0% compared to the quarter ended September 30, 2012

•	Deposits grew by $340.0 million, or 18.3% compared to September 30, 2012

•	Asset quality remains strong with total non-performing assets of 0.55% of total assets and non-performing loans equal to 0.63% of total loans at September 30, 2013

•	Tangible book value increased to $20.11 per share, up $3.75 per share compared to September 30, 2012

First Quarter Fiscal 2014 Income Statement Summary
During the quarter ended September 30, 2013, BofI earned $12.2 million or $0.85 per diluted share compared to $9.0 million, or $0.67 per diluted share for the quarter ended September 30, 2012. Net interest income increased $5.6 million or 25.0% for the quarter ended September 30, 2013 compared to September 30, 2012. Average earning assets grew year over year by $483.7 million and our net interest margin was 3.86% compared to 3.70% for the quarters ended September 30, 2013 and 2012, respectively.
Loan loss provision was $0.5 million for the quarter ended September 30, 2013 as compared to $2.6 million for the quarter ended September 30, 2012. The decrease was the result of significantly lower charge-offs which decreased by approximately $1.9 million this quarter compared to the first quarter of fiscal 2013. The benefit of the decrease in charge-offs was partially offset by additional provisions needed for growth in the loan portfolio.
For the first quarter ended September 30, 2013, non-interest income was $7.0 million compared to $6.8 million for the three months ended September 30, 2012. The increase in non-interest income was the result of a $3.1 million increase in gain on sale - other, primarily resulting from sales of structured settlements, a $0.6 million increase in banking service fees and other income, a $0.5 million increase in prepayment penalty fee income, and a $0.5 million increase in gains on securities, partially offset by a $4.5 million decrease in mortgage banking income.
Non-interest expense or operating costs increased $3.0 million to $14.5 million for the quarter ended September 30, 2013 from $11.5 million for the three months ended September 30, 2012. The increase was mainly a result of an increase in compensation expense of $1.4 million related to additional staffing added since September 30, 2012, an increase in professional services of $0.8 million, and an increase of $0.6 million in data processing and internet expenses. The increases in staffing and data processing and internet expenses are primarily due to growth of the Bank's lending and deposit operations.

Balance Sheet Summary
BofI's total assets increased $193.4 million, or 6.3%, to $3,284.2 million, as of September 30, 2013, up from $3,090.8 million at June 30, 2013. The loan portfolio increased a net $176.1 million, primarily from portfolio loan originations of $470.7 million less principal repayments and other adjustments of $300.7 million. Loans held for sale decreased $6.1 million. Investment securities increased $27.1 million as new security investments exceeded principal repayments. Total liabilities increased by $179.1 million or 6.3%, to $3.0 billion at September 30, 2013, up from $2.8 billion at June 30, 2013. The increase in total liabilities resulted primarily from growth in demand, savings and time deposits of $101.0 million. Stockholders' equity increased by $14.4 million, or 5.4%, from $268.3 million at June 30, 2013. The increase was primarily the result of $12.2 million in net income, vesting and issuance of RSU's and exercise of stock options of $1.8 million, a $0.6 million unrealized gain in other comprehensive income, net of tax and a reduction of $0.1 million in dividends declared on preferred stock.
The Bank's Tier 1 capital was 8.50% at September 30, 2013, compared to 8.20% at September 30, 2012.

Conference Call
A conference call and webcast will be held on Tuesday, November 5, 2013 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-395-3227, passcode 3051161. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $3.3 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as core earnings. Core earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI's core lending and mortgage banking business. Non-GAAP financial measures that have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to core earnings:

	Three Months Ended
	September 30,
(Dollars in thousands)	2013	2012
Net income	$12,182	$8,989
Realized securities losses (gains)	(208)	—
Unrealized securities losses (gains)	(51)	272
Tax provision	102	(111)
Core earnings	$12,025	$9,150

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business, diversify its lending, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
MZ Group, Inc.
Mark A. McPartland, Senior Vice President
212-301-7130
markmcp@mzgroup.us

The following tables set forth certain selected financial data concerning the periods indicated:
BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands)

	September 30, 2013	June 30, 2013	September 30, 2012
Selected Balance Sheet Data:
Total assets	$3,284,182	$3,090,771	$2,617,319
Loans—net of allowance for loan losses	2,433,001	2,256,918	1,912,999
Loans held for sale, at fair value	19,695	36,665	52,433
Loans held for sale, lower of cost or market	51,223	40,326	69,567
Allowance for loan losses	14,546	14,182	10,171
Securities—trading	7,734	7,111	6,439
Securities—available-for-sale	220,081	185,607	160,378
Securities—held-to-maturity	267,670	275,691	300,039
Total deposits	2,192,964	2,091,999	1,852,971
Securities sold under agreements to repurchase	110,000	110,000	120,000
Advances from the FHLB	656,000	590,417	404,000
Subordinated debentures and other borrowings	5,155	5,155	5,155
Total stockholders’ equity	282,617	268,262	214,706

BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands, except per share data)

	At or for the Three Months Ended
	September 30,
	2013	2012
Selected Income Statement Data:
Interest and dividend income	$36,346	$30,989
Interest expense	8,236	8,504
Net interest income	28,110	22,485
Provision for loan losses	500	2,550
Net interest income after provision for loan losses	27,610	19,935
Non-interest income	6,976	6,761
Non-interest expense	14,514	11,532
Income before income tax expense	20,072	15,164
Income tax expense	7,890	6,175
Net income	$12,182	$8,989
Net income attributable to common stock	$12,104	$8,912
Per Share Data:
Net income:
Basic	$0.85	$0.73
Diluted	$0.85	$0.67
Book value per common share	$20.11	$16.36
Tangible book value per common share	$20.11	$16.36
Weighted average number of shares outstanding:
Basic	14,181,857	12,191,062
Diluted	14,261,488	13,253,283
Common shares outstanding at end of period	13,803,247	12,813,171
Common shares issued at end of period	14,729,240	13,647,741
Performance Ratios and Other Data:
Loan originations for investment	$470,669	$279,697
Loan originations for sale	$186,696	$254,796
Loan purchases	$—	$1,541
Return on average assets	1.63%	1.44%
Return on average common stockholders’ equity	17.73%	18.46%
Interest rate spread[1]	3.73%	3.58%
Net interest margin[2]	3.86%	3.70%
Efficiency ratio	41.37%	39.43%
Capital Ratios:
Equity to assets at end of period	8.61%	8.20%
Tier 1 leverage (core) capital to adjusted tangible assets[3]	8.50%	8.20%
Tier 1 risk-based capital ratio[3]	14.65%	12.83%
Total risk-based capital ratio[3]	15.41%	13.44%
Tangible capital to tangible assets[3]	8.50%	8.20%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.02%	0.42%
Non-performing loans to total loans	0.63%	1.07%
Non-performing assets to total assets	0.55%	0.82%
Allowance for loan losses to total loans at end of period	0.59%	0.53%
Allowance for loan losses to non-performing loans	92.98%	48.96%
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1. Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BofI Federal Bank.